REALD SYSTEM LEASING AGREEMENT

(2011 U.S. CBG Member Leasing Agreement)

This REALD SYSTEM LEASING AGREEMENT (the "Agreement") is entered into as of March 23, 2011 (the "Effective Date"), by and between RealD, Inc., a company incorporated under the laws of the State of Delaware and having a principal place of business at 100 North Crescent Drive, Suite 120, Beverly Hills, California 90210 ("RealD"), and Digital Cinema Destination Corporation, a Delaware corporation and having a principal place of business at 250 East Broad Street Westfield, NJ 07090 ("Lessee").

RECITALS

WHEREAS, RealD leases a 3D cinema system for the delivery of premium 3D content as more fully described on Schedule A hereto (collectively, the "RealD System");

WHEREAS, Lessee, through itself and its subsidiaries, is the operator of theater venues within the United States (the "Territory"), and wishes to obtain the right to use the RealD System in certain theater venues in the Territory; and

WHEREAS, Cinema Buying Group ("CBG"), of which Lessee is a member (each, a "Member" and collectively, the "Members") has undertaken to use its best efforts to assist in the leasing and installation of a specified number of RealD Systems in certain Locations (as herein defined) by the "3D Deadline" (meaning the later of (a) December 1, 2009; or (b) the date twelve months after the third party digital integrator for Members commences a roll-out of digital projection equipment pursuant to a written agreement with CBG), and RealD has agreed to provide certain discounts to CBG and its Members with respect to the Rental Fees that otherwise would be payable by such Lessees to RealD for such RealD Systems, if such objectives are in fact achieved, and all as is described further in Section 7.1.1 of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

The following terms shall have the meanings indicated below.

1.1 "3D Deadline" is defined in the Recitals.

1.2 "3D Shows" means 3D theatrical motion pictures and other 3D content, including, without limitation, live events, non-theatrical programming and pre-show advertising containing 3D content.

1.3 "Admission Based Rental Fee" is defined in Section 7.1.2.

1.4 "Affiliate" means a company or any other entity or person which controls, is controlled by, or is under common control with a party to this Agreement. For purposes of this definition, "control" means an equity or income interest of fifty percent (50%) or more, or the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of such party whether through the ownership of voting securities, by contract or otherwise.

1.5 "Agreement" is defined in the preamble.

1.6 "Auditorium" means an auditorium owned and/or operated by Lessee in which a RealD System is installed.

1.7 "Authorized Glasses" is defined in Section 5.3.

1.8 "CBG" is defined in the Recitals.

1.9 "Closed Auditorium" is defined in Section 12.12.

1.10 "Confidential Information" is defined in Section 10.1.

1.11 "Digital 3D" means 3D content distributed in digital format for display using a digital projector.

1.12 "Effective Date" is defined in the preamble.

1.13 "Equipment" means the onsite equipment and personal property used in connection with the RealD System provided by or on behalf of RealD, including the equipment and personal property described on Schedule A attached hereto (together with Updates and Upgrades thereto, if any, as well as replacement parts, replacements thereto and repairs incorporated therein and/or affixed thereto, individually or collectively, from time to time).

1.14 "Equipment Schedule" means an equipment schedule, as the same may be updated from time to time by RealD, the form of which is set forth on Schedule C attached hereto, which includes a list of the Equipment included in the RealD Systems, to be provided by RealD at the Auditoriums and Locations set forth on Schedule C.

1.15 "Event of Default" is defined in Section 11.2.

1.16 "Guidelines" is defined in Section 5.6.

1.17 "Hard Coated Glasses" is defined in Section 5.2.

1.18 ["Initial Fee" is defined in Section 7.1.1.]

1.19 "Initial Term" is defined in Section 11.1.

1.20 "Installation Date" means, with respect to each Auditorium, the date that RealD or its authorized contractor determines that the RealD System is operable and installation is complete.

1.21 "Invoice" is defined in Section 7.2.

1.22 "Lessee" is defined in the preamble.

1.23 "Location" means theater venues within the Territory (e.g., a multiplex theater) at which the Auditoriums are located and specified on the Equipment Schedule. For the avoidance of doubt, more than one Auditorium may be located at any one Location.

1.24 "Members" is defined in the Recitals.

1.25 "Paid Admission" is defined in Section 7.1.2.

1.26 "Play Week" is defined in Section 7.2.

1.27 "Purchase Order" is defined in Section 5.2.

1.28 "RealD" is defined in the preamble.

1.29 "RealD Glasses" is defined in Section 5.2.

1.30 "RealD Marks" is defined in Section 3.3.3.

1.31 "RealD System" is defined in the Recitals.

1.32 "Renewal Term" is defined in Section 11.1.

1.33 "Rental Fees" is defined in Section 7.1.2.

1.34 "Sales Taxes" is defined in Section 7.5.1.

1.35 "Show" means a 3D Show or Alternative Content Show, as applicable. "Shows" means 3D Shows and Alternative Content Shows.

1.36 "Software" means the software and configuration files provided by RealD in conjunction with the RealD System, whether installed or embedded in the RealD System, or made available for installation, be it in projectors, other equipment or otherwise and described on Schedule A attached hereto, including any Updates or Upgrades thereto.

1.37 "Standard Glasses" is defined in Section 5.2.

1.38 "Term" is defined in Section 11.1.

1.39 "Territory" is defined in the Recitals.

1.40 "UCC" is defined in Section 2.9.

1.41 "Update" means any addition, modification, or enhancement made to the Software and/or the Equipment, as applicable, to maintain compatibility between components of the RealD System or to maintain compatibility with external equipment required for its operation, or to improve existing features and operations, all as determined by RealD in its sole discretion.

1.42 "Upgrade" means any addition, modification, or enhancement to the Software and/or the Equipment, as applicable, that adds new features or functionality, which do not constitute solely of an Update, as determined by RealD in its sole discretion.

2. REALD SYSTEM LEASE, INSTALLATION, MAINTENANCE AND SUPPORT

2.1 Lease of RealD System. In consideration for the fees payable pursuant to Section 7, and subject to the terms and conditions provided herein (including the consideration payable pursuant to Section 7 hereof), RealD hereby leases to Lessee each RealD System installed in Lessee's Auditoriums hereunder. With the approval of RealD, Lessee may lease additional RealD Systems from RealD by adding the applicable information regarding the additional RealD Systems, Auditorium(s), and Location(s) to the Equipment Schedule and executing such updated Equipment Schedule as of the applicable Installation Date(s).

2.2 Lessee Requirements. Lessee acknowledges and agrees that it may only use screens and port glass (as such terms are customarily used in the entertainment industry) approved by RealD in connection with the RealD System. A list of approved manufacturers of port glass and screens is attached hereto as Schedule D, which schedule may be updated by RealD from time to time. Lessee shall purchase and pay all costs (including the costs of installation) of the approved port glass and screens for each Auditorium. Lessee shall notify RealD when installation of the screen and port glass is complete with respect to each Auditorium. Lessee shall also ensure that a compatible digital projector and a 3D enabled server are installed in each Auditorium for use with each RealD System leased to Lessee hereunder.

2.3 Installation. Conditioned upon Lessee having installed the screen and the port glass pursuant to Section 2.2, RealD shall install, or designate a qualified contractor to install, the RealD Systems, including the Equipment, at each Auditorium at such times as mutually agreed to by the parties. Lessee agrees to obtain all necessary permits, access rights, and utility connections necessary for the installation of the RealD System at each Auditorium. Upon completion of the installation of the RealD System at an Auditorium, RealD, or its designated contractor, shall, in coordination with and under the supervision of Lessee's technical services personnel, test the RealD System to ensure the operability of the RealD System in accordance with the applicable specifications of the RealD System to ensure that each RealD System is operable and the installation is complete.

2.4 Maintenance and Support. RealD, or its designated agent, shall during regular office hours, maintain and support each RealD System (at RealD's expense) leased to Lessee hereunder to ensure that such RealD System is fully functional and operational, unless (i) the reason for such maintenance results from Lessee's negligence or misconduct, or (ii) Lessee has modified the RealD System or its location in such a way that affects the component's functions. RealD, or its designated agent, as applicable, will charge Lessee for any maintenance on a time and materials basis at its standard hourly rates to resolve either of the aforementioned exceptions. All replacement parts used or installed and repairs made to the RealD System will be owned by RealD and leased to Lessee under this Agreement. RealD, or its designated agent, as applicable, shall use commercially reasonable efforts to respond to Lessee's request for maintenance and support within twenty-four (24) hours of receipt of a service call from Lessee, taking into account the Location, level of urgency, and nature of the problem; provided, however, that response times may change as a result of changes in digital cinema standards.

2.5 Limitations on Use of RealD System. Lessee acknowledges that only 3D Shows that have been conditioned by proprietary RealD software (or other software approved by RealD) for Digital 3D display, may be exhibited using the RealD System.

2.6 Exclusive System at Locations. Lessee shall not use the RealD System or any part thereof at any Location or Auditorium that is not approved in writing by RealD. Lessee agrees that once a RealD System is installed at a Location in accordance with Section 2.3, Lessee shall exclusively use the RealD System at such Location and Lessee will not use, or acquire the right to use, any other digital cinema projection, film based projection or other similar system for the purpose of displaying any 3D Shows at such Location until the expiration of the Term of the last Auditorium in which a RealD System is installed; provided, however, that the foregoing shall not prohibit Lessee from using any 3D projection system developed for large format motion pictures (70 mm-release film prints) of "8 perf" (as that term is customarily used in the film industry) by IMAX Corporation (or its successor) or any other entity. If content is available in Digital 3D at a Location, the content shall be presented exclusively using the RealD System.

2.7 Title; Obligations of Lessee. RealD shall have sole and absolute right, title and interest to the RealD System, including the Equipment, which at all times shall remain the personal property of RealD. While the RealD System is within its possession or control, Lessee shall keep the RealD System, including the Equipment, free and clear of all liens, encumbrances and charges of any nature caused by Lessee. Upon request of RealD, Lessee shall mark the Equipment to indicate the nature of RealD's interest therein. Lessee shall not permanently affix or attach the Equipment to any real property or permanent improvement thereon. For the avoidance of doubt, the RealD System does not include the screen, the port glass or any third party digital projection system to which it may be attached. Lessee shall at all times operate the RealD System in compliance with the instructions and training (if necessary) provided by RealD, or its authorized agent, and shall use each item of Equipment (other than screens) solely in connection with the RealD System and solely for its intended purpose. Lessee shall not make any alterations, additions or improvements to the RealD System without the prior written consent of RealD (which may be withheld in its sole and absolute discretion). Any such changes or accessories shall become the property of RealD. Lessee shall not remove any labels or notices of ownership placed on the RealD System by RealD without the prior written consent of RealD, which may be withheld in its sole and absolute discretion. Lessee shall not move or otherwise relocate the RealD System without the prior written consent of RealD, which shall not be unreasonably withheld or delayed.

2.8 Right to Inspect Locations. Lessee shall permit RealD, or RealD's agents, to enter Lessee's Locations at mutually agreed times to determine Lessee's adherence to the terms and conditions of this Agreement. Such inspection shall be conducted in a manner that does not interfere with Lessee's operations. Notwithstanding the foregoing, RealD shall be permitted to exercise the foregoing inspection right not more than twice per calendar year.

2.9 Additional Filings; Cooperation. Lessee shall execute and deliver such documents and instruments, and render such assistance, and take such other action as RealD may reasonably request, at RealD's expense, in order to apply for, register, perfect, confirm and protect RealD's rights in the RealD System. The parties acknowledge and agree: (a) that this Agreement shall be construed to be a "true" lease and license and not a "lease and license intended as security" within the meaning of Section 1-203 of the Uniform Commercial Code as in effect in the jurisdiction whose laws govern this Agreement (the "UCC"), and, therefore (b) that this Agreement is not subject to Article 9 of the UCC. Despite the express intent of the parties, in the event that this Agreement is not deemed to be a true lease and license, then solely in that event and for that limited purpose, it shall be deemed a security agreement and, in that regard, Lessee hereby grants RealD a purchase money security interest in the RealD System, and all accessories, substitutions and replacements thereto, and all interest of Lessee therein, and all proceeds (including insurance proceeds) and products thereof, to secure Lessee's prompt payment and performance as and when due of all obligations and indebtedness to RealD hereunder.

2.10 Insurance. During the term of this Agreement and at all times while a RealD System is installed at any Location, Lessee is responsible for any and all loss, damage, theft and destruction to or of such RealD System from any and every cause whatsoever, whether or not insured. Lessee shall, at its cost, keep each RealD System leased to Lessee hereunder insured against all losses, including but not limited to, fire and extended coverage, collapse, flood or earth movement, for the full replacement cost of such RealD Systems. Lessee shall also, at its sole expense, maintain and keep in force during the term of this Agreement, insurance covering the following risks: (i) General Liability for bodily injury, personal injury and property damage with at least a one million dollar ($1,000,000) per occurrence/aggregate limit (and where the policy's general aggregate (i.e., total limit) applies separately at each Location where RealD performs its services), and (ii) Workers Compensation (in accordance with statutory limits). Lessee's insurance policies shall (a) contain an express waiver of subrogation clause against any claim against RealD, and (b) name RealD as an additional insured and loss payee. Lessee will pay all premiums for such insurance and must deliver proof of insurance coverage satisfactory to RealD. If Lessee does not provide such insurance, Lessee agrees that RealD has the right, but not the obligation, to obtain such insurance and pass the cost of such insurance due on to the Lessee. All policies will be endorsed to show they are primary to any policy maintained by Lessee and not require contribution by any other similar insurance available to Lessee. Certificates of Insurance listing the required coverage and acceptable to RealD will be provided to RealD prior to commencing installation of any RealD System at a Location. Such certificates will provide that RealD will be given at least thirty (30) business days written notice prior to cancellation or any change to restrict the coverage. The insurance required and RealD's approval of Lessee's insurance will not affect Lessee's other obligations under this Agreement.

3. SOFTWARE AND TRADEMARKS

3.1 Software Use and Restrictions. All Software is embedded in, and forms an inseparable component part of, the RealD System. All payments made under this Agreement are pursuant to the lease of the RealD System. Lessee has the right to use the Software only in connection with its use of the RealD System. Except as otherwise expressly provided in this Agreement, RealD grants, and Lessee obtains, no other rights, title or interest, express, implied, or by estoppel, to the Software or any other proprietary rights of RealD. Lessee will not (i) copy, display, transfer, adapt, modify, distribute or reproduce, in any manner, and whether in tangible or intangible form, the Software or any part or component thereof; (ii) decompile, decrypt, reverse engineer, disassemble or otherwise determine, attempt to determine or reduce the Software to human-readable form; (iii) modify or create derivative works of any portion of the Software; (iv) sublease, sublicense, transfer or assign any part of the Software; or (v) modify or remove any part of the Software, or use any firmware, middleware or other software included in the Equipment or the RealD System or otherwise provided by RealD, other than solely with the RealD System, and will not permit or authorize anyone else to do any of the foregoing. To the extent Lessee owns any rights to any modification or improvement of the Software or any other part of the RealD System by operation of law or otherwise, Lessee shall assign and hereby does assign all such rights to RealD. Lessee agrees to provide all assistance reasonably requested by RealD in the establishment, preservation, and enforcement of such rights.

3.2 Updates and Upgrades. RealD shall notify Lessee of Updates and Upgrades as they are released and shall perform, or otherwise make available to Lessee, such Updates and Upgrades at such times as are mutually agreeable to the parties. RealD shall provide such Updates and Upgrades to Lessee at no additional cost for the Term. Such Updates and Upgrades shall become part of the Software or Equipment, as applicable, and the personal property of RealD.

3.3 Incidental Use of Trademarks and Names.

3.3.1 RealD Trademark. In connection with the lease of each RealD System hereunder and subject to Lessee's full compliance with the terms and conditions contained herein (including the consideration payable pursuant to Section 7 hereof), at no additional charge or expense to Lessee, RealD hereby grants Lessee during the Term a royalty free, non-sublicensable, non-assignable, revocable, non-exclusive right to use the RealD name and logo in the Territory for the sole purpose of promoting and marketing the RealD System in accordance with Section 6.

3.3.2 Lessee's Trademark. In connection with the lease of each RealD System hereunder, at no charge or expense to RealD, Lessee hereby grants RealD during the Term a royalty-free, non-sublicenseable, non-assignable, revocable, non-exclusive right to use the Lessee's name and logo in the Territory for the sole purpose of marketing and promoting the RealD System in accordance with Section 6.

3.3.3 Use of Trademarks. Each party agrees (i) that it will not acquire any rights, title or interest in or to any of the other party's trade names, trademarks, logos, goodwill or other form of intellectual property of the other party, and (ii) not to use the other party's trademarks, trade names, logos, goodwill or other form of intellectual property of the other party, except as provided in this Agreement or with the prior written consent of the other party. Neither party shall make use of the other's name or logo whether in connection with advertising, in promotion, in public relations, or otherwise, that has not been approved by the other party pursuant to the approval procedures and requirements set forth in Section 6. All goodwill pertaining to a party's trade names, trademarks, logos, and all rights, registrations, applications and entitlement thereto, and all extensions thereof, are and shall remain the sole and exclusive property of such party. Each party agrees to comply with the other party's trademark use guidelines, which the other party may provide from time to time with respect to the use of such party's name or logo. Lessee acknowledges that the trade names, trademarks and service marks listed on Schedule B are the exclusive property of RealD (the "RealD Marks"). Lessee agrees that it will not use any trademark or service mark which is confusingly similar to the RealD Marks, will not file or register any trademark or service mark which is confusingly similar to the RealD Marks, and will not hold itself out as having acquired any proprietary right or goodwill to any of the RealD Marks by virtue of its use pursuant to this Agreement. Other than the limited right to use the RealD name and logo pursuant to Section 3.3.1, Lessee acquires no rights, title or interest in or to the RealD Marks.

4. OWNERSHIP AND PROPRIETARY RIGHTS

4.1 Ownership of RealD System. Notwithstanding anything to the contrary expressed or implied in this Agreement or otherwise, and regardless of whether the RealD System may become affixed or attached at the Auditorium, Location or other property, RealD retains all right, title and interest in and to the RealD System, including without limitation, all intellectual property rights associated therewith and any developments or improvements arising therefrom. Lessee shall have no right, title or interest in the RealD System, or any intellectual property or other rights associated therewith or any developments or improvements arising therefrom, other than those that are expressly granted pursuant to the terms of this Agreement.

4.2 Protection of Proprietary Information. Lessee agrees and acknowledges that (i) RealD has expended substantial time, money and effort developing the proprietary rights evidenced by, associated with, embodied in or related to the RealD System; (ii) Lessee will use its best efforts to preserve the proprietary information contained in the RealD System; and (iii) Lessee will assist RealD's efforts to prevent any theft, unauthorized use, or misappropriation of the RealD System, by, among other things, at all times maintaining each RealD System leased to Lessee hereunder at a locked and secured location, with access restricted to persons employed by Lessee with a need to access such RealD System or such location. Lessee agrees that it will promptly notify RealD, both verbally and in writing, of any loss, theft, unauthorized use, or misappropriation of any RealD System leased to Lessee hereunder.

4.3 Infringement Notification. Lessee shall promptly give written notice to RealD upon becoming aware of any allegation, claim or challenge that Lessee's use of the RealD System infringes on the intellectual property rights of a third party. In the event of a claim (whether asserted, threatened or in RealD's reasonable judgment likely to arise) of infringement against Lessee relating to the RealD System, RealD may, at its option (i) secure for Lessee the rights necessary to continue to use and operate the RealD System under this Agreement; (ii) assume control of the defense or settlement of such claim; or (iii) terminate this Agreement upon not less than thirty (30) days prior written notice.

5. RELATED PRODUCTS AND SERVICES

5.1 RealD Glasses. Lessee acknowledges and understands that an integral part of the RealD System are the stereoscopic glasses sold or pre-approved by RealD to be worn for viewing the 3D Shows. Lessee shall not distribute any glasses, or other stereoscopic viewing materials to its patrons, other than RealD Glasses or Authorized Glasses (each as defined below), for use with the RealD System and viewing a 3D Show. If RealD Glasses or Authorized Glasses are not provided by a distributor or other third party authorized by RealD, Lessee agrees to purchase, and RealD agrees to sell, all RealD Glasses required for Lessee's patrons at the prices and on terms set forth in Section 5.2.

5.2 RealD Glasses Price and Payment Terms. Lessee shall have the option to purchase either (i) standard soft coated glasses at a purchase price per unit equal to U.S. $0.65 ("Standard Glasses"), or (ii) standard hard coated glasses at a purchase price per unit equal to U.S. $1.00 ("Hard Coated Glasses" and collectively, with the Standard Glasses, "RealD Glasses"). For purchases of RealD Glasses by Lessee, (a) Lessee shall place orders (each a "Purchase Order") for RealD Glasses no later than thirty (30) days prior to its required delivery date, (b) Lessee shall remit one hundred percent (100%) of the purchase price of all orders of RealD Glasses with each Purchase Order and (c) RealD shall use commercially reasonable efforts to deliver all orders of RealD Glasses in accordance with Lessee's reasonable requirements; provided that (1) Lessee has made full payment to RealD on each such Purchase Order and (2) RealD shall not be responsible for delays or failures of delivery due to circumstances not within the reasonable control of RealD. If Lessee begins to purchase RealD Glasses, Lessee shall provide RealD with quarterly rolling forecasts of its anticipated needs for the following six (6) month period.

5.3 For purposes of this Section 5, "Authorized Glasses" shall mean soft-coat glasses or hard-coat glasses which are (i) manufactured by third party licensees under an express written license from RealD and in compliance with its technical specifications, and (ii) distributed independently by such authorized third party licensees or their own distributors. Lessee shall be permitted to purchase Authorized Glasses from such third party licensees or their distributors on such terms as may be independently negotiated by Lessee.

5.4 Delivery. RealD shall ship all RealD Glasses FOB destination using RealD's designated carrier. [NOTE: ANY CHANGES TO THIS SECTION MUST BE APPROVED BY CURTIS DOMBEK.]

5.5 Returns. Lessee may return any RealD Glasses that are defective in material or workmanship within ten (10) days of delivery. Any RealD Glasses not rejected within such time period will be deemed accepted. RealD will use commercially reasonable efforts to replace defective RealD Glasses within ten (10) days of return. Lessee may return full unopened cases of surplus non-customized RealD Glasses (each in their original unopened packaging) to RealD (at Lessee's cost), in return for a credit in the amount paid by Lessee for such RealD Glasses, provided that such return is made within thirty (30) days of delivery.

5.6 Lessee's Obligations. Lessee acknowledges and understands that each pair of Standard Glasses shall be distributed to patrons for only one exhibition of a 3D Show and will not redistribute or reuse such Standard Glasses at any time after their first use, unless otherwise permitted by applicable health and safety codes. In the event that Lessee determines to purchase Hard Coated Glasses, RealD shall provide Lessee with guidelines for the care of such Hard Coated Glasses ("Guidelines"), and Lessee shall comply with such Guidelines in all material respects, including the Guidelines included therein relating to the washing and care of such Hard Coated Glasses. Lessee further acknowledges and agrees that all pairs of RealD Glasses and Authorized Glasses shall be used and maintained pursuant to applicable health and safety codes and industry practices.

6. MARKETING

6.1 Marketing Efforts. Lessee and RealD shall cooperate in the marketing of 3D Shows, and each party agrees to use commercially reasonable efforts to market and promote the 3D Shows and the RealD System. Without limiting the foregoing, Lessee agrees to: (a) display a twenty second bumper provided by RealD and featuring the RealD logo prior to each performance of a 3D Show (which bumper shall not make reference to any third party sponsor), and display the RealD logo and slogan provided by RealD on Lessee's website; (b) include the RealD name and logo provided by RealD in all advertising in newspapers, television, via Internet, in publications and magazines, and other advertising media, if any, paid for or otherwise arranged by Lessee in connection with 3D Shows; (c) place interior signage, standees and other customary in-theater advertising provided by RealD, or created by Lessee with RealD's prior written approval, at the Locations during the run of a 3D Show; provided, that such in-theater advertising shall not feature any trademark, service mark, logo or other branding of a party other than those of Lessee, RealD or the film studios, distributors or production companies responsible for the production or promotion of the 3D Show (i.e. no third party branding) unless otherwise agreed to by RealD and Lessee; and (d) include the RealD logo in any reference to 3D at a Location. In connection with the foregoing, Lessee shall only use marketing materials provided by RealD in accordance with guidelines reasonably established by RealD, and Lessee shall use its reasonable efforts to abide by all brand guidelines provided to Lessee by RealD.

6.2 Press Launch. RealD may engage in a press launch for the opening of the RealD System at each Location, and Lessee agrees to cooperate with RealD, in connection with such press launch, including making each Location available for press conferences and related events at mutually agreed times. Lessee agrees to issue a joint press release with RealD, in form and substance reasonably determined by RealD, in connection with each significant event related to the transactions contemplated by this Agreement.

6.3 Ongoing Promotion and Marketing. Each party may promote its relationship with the other party in advertising, promotional and marketing materials approved by the other party, including without limitation the inclusion of the other party's name and logo in a list of a party's partners or associates; provided, however, that any use of such other party's logos or name in any materials shall require the other party's prior written consent, which consent shall be granted or withheld at such other party's sole discretion. Lessee and RealD shall endeavor to mutually agree on the marketing and promotional efforts for the 3D Shows and the RealD System.

7. FINANCIAL TERMS

7.1 Rental Fees.

7.1.1 Initial Fee. RealD initially shall waive the requirement that Lessee pay to RealD a non-refundable, up-front initial fee of U.S. $10,000 (each an "Initial Fee" and collectively, the "Initial Fees") for each Auditorium in which a RealD System is installed pursuant to the terms and provisions of this Agreement. Notwithstanding the foregoing, in the event that Lessee and the other Members have failed, collectively, to install at least one hundred (100) RealD Systems, in the aggregate, at one or more Locations, and pursuant to the terms of this Agreement and the other agreements entered into by and between RealD and the other Members, by the 3D Deadline, then Lessee shall pay to RealD (a) on or before thirty (30) days after the 3D Deadline, a non-refundable Initial Fee of US $10,000, for each of its Auditoriums in which a RealD System has been installed as of the 3D Deadline, and (b) a non-refundable Initial Fee of U.S. $10,000, payable to RealD on the applicable Installation Date, for each of its Auditoriums in which a RealD System is installed on or after the 3D Deadline (each of which Auditoriums will then be listed on the Equipment Schedule). However, in the event that Lessee and the other Members have, collectively, installed at least one hundred (100) RealD Systems, in the aggregate, on the terms specified in the second sentence of this Section 7.1.1, then (a) Lessee shall be entitled to install additional RealD Systems, at one or more of its Locations, and at any time on or before twelve (12) months after the 3D Deadline, without being required to pay to RealD an Initial Fee with respect to any such RealD System, and (b) for each additional Auditorium in which a RealD System is installed, at any time following twelve (12) months after the 3D Deadline, Lessee shall pay to RealD a non-refundable Initial Fee of U.S. $10,000, payable to RealD upon the applicable Installation Date, for each such RealD System. For purposes of determining whether the Members have, collectively, installed at least one hundred (100) RealD Systems, in the aggregate, on the terms specified in the second sentence of this Section 7.1.1, only RealD Systems that have been installed pursuant to the terms and provisions of an Agreement in (x) the form attached as Exhibit A to this Agreement or (y) a form substantially similar to this Agreement shall be counted for purposes of such determination.

7.1.2 Admissions Based Rental Fees. For each paid admission to a 3D Show at each Auditorium (including, without limitation, discount tickets and admissions purchased with gift certificates) ("Paid Admissions"), Lessee shall pay an admission based rental fee (each an "Admission Based Rental Fee", collectively the "Admission Based Rental Fees" and together with the Initial Fees, the "Rental Fees") to RealD in an amount equal to four percent (4%) of the gross ticket price of such Paid Admission; provided, that in each case, such Admission Based Rental Fee shall not be less than U.S. $0.50 nor more than U.S. $0.75 per Paid Admission.

7.2 Reports and Payments. Within fourteen (14) days of the end of each one week period ending at 11:59 p.m. on Thursday (in the local time zone of the state in which Lessee resides) ("Play Week"), Lessee shall provide RealD with a box office report (based on information from Lessee's tracking system) showing for each Location, (a)the gross ticket price of each Paid Admission to each 3D Show at each Auditorium and the number of Paid Admissions at each gross ticket price and (b) the calculation of Admission Based Rental Fees due to RealD for the immediately preceding Play Week. Within seven (7) calendar days from receipt of such report, RealD or its designated agent shall issue to Lessee a written invoice for the Admission Based Rental Fees due for such Play Week ("Invoice"). Lessee shall pay to RealD or its designated agent in full all Admission Based Rental Fees due under each such Invoice within seven (7) calendar days following the receipt by Lessee of each such Invoice.

7.3 Audit Rights. Lessee shall maintain for two (2) years after the expiration of each calendar year during the Term and for two (2) years after termination of this Agreement, complete and accurate records of all reports and supporting documentation and records which may give rise to a payment obligation under this Agreement. RealD, together with its designated agents and representatives, shall have the right to inspect, upon prior written notice to Lessee and during normal business hours, the records of Lessee upon which Lessee's Paid Admissions and Rental Fees calculations are based. Such inspection shall be conducted in a manner that does not interfere with Lessee's operations. Notwithstanding the foregoing, RealD shall be permitted to exercise the foregoing inspection right not more than one time per calendar year.

7.4 Underreporting of Admission Based Rental Fees. To the extent any audit reveals an error in excess of five percent (5%) in Rental Fees due to be paid to RealD, Lessee shall immediately pay the amount owed, plus six percent (6%) interest per annum on such amount from the due date of the report subject to audit to the date of payment and shall reimburse RealD for the cost of such audit.

7.5 Sales Taxes.

7.5.1 Lessee shall be responsible for any sales, use or similar taxes that may be imposed on the RealD Glasses and the Rental Fees. ("Sales Taxes")

7.5.2 Unless otherwise required by applicable law, Lessee shall be responsible for directly remitting any Sales Taxes described in Section 7.5.1 to the appropriate taxing authority, and shall make all appropriate filings with respect thereto and shall provide to RealD proof of such payment and copies of such filings.

7.5.3 In the event that RealD is required under applicable law to remit any Sales Taxes described in Section 7.5.1, Lessee shall pay to RealD the full amount of such Sales Taxes at such time as Lessee pays the associated Admission Based Rental Fees [and Initial Fees], as applicable. RealD shall be responsible for remitting such Sales Taxes to the appropriate taxing authority, and shall make all appropriate filings with respect thereto and shall provide to Lessee proof of such payment and copies of such filings.

7.5.4 RealD and Lessee shall reasonably cooperate with each other to mitigate, reduce or eliminate any Sales Taxes, including by using commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any such Sales Taxes.

7.6 Late Fee. In the event that any payment required under this Agreement is not paid within ten (10) days after the date when such payment is due, RealD may add, each month until such payment is made, a late charge equal to the lesser of (i) one and one-half percent (1.5%) of the payment then due or (ii) the maximum amount permitted by law, and Lessee shall pay such late fee concurrently with the overdue payment.

8. REPRESENTATIONS AND WARRANTIES

8.1 Representations. Each party represents and warrants to the other party that: (i) such party is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation and has full power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) this Agreement is a legal and valid obligation of such party, binding upon such party and enforceable against such party in accordance with the terms of this Agreement; (iii) it has the right to enter into this Agreement and grant the rights granted herein; and (iv) entering into and performance of this Agreement by such party does not violate, conflict with, or result in a material default under applicable law or any contract or agreement to which such party is a party, or by which it is bound. RealD further represents and warrants that (a) subject to Section 12.4, RealD has obtained all licenses and consents required to provide Lessee with the right to use the RealD System; and (b) to its knowledge, the RealD System does not infringe on the intellectual property rights of any third party in the Territory.

8.2 DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, REALD MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE REALD SYSTEM, AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9. LIMITATIONS OF LIABILITY

9.1 NO CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE TO PERSONS OR PROPERTY RESULTING FROM A BREACH OF THIS AGREEMENT, OR FOR LOSS OF USE OF THE REALD SYSTEM OR ANY PART THEREOF OR FOR ANY INTERRUPTION IN BUSINESS CAUSED BY LOSS OF USE OF THE REALD SYSTEM OR ANY PART THEREOF FOR ANY REASON WHATSOEVER.

9.2 LIABILITY CAP. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL REALD'S LIABILITY FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (WHEN AGGREGATED WITH REALD'S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT) EXCEED THE TOTAL AMOUNT RECEIVED BY REALD UNDER THIS AGREEMENT DURING THE 6-MONTH PERIOD PRIOR TO THE DATE THE LIABILITY FIRST AROSE.

9.3 Exceptions from Exclusions and Limitations. Nothing in this Agreement shall exclude or limit either party's liability for: (i) breaches of Section 10 (Confidentiality); or (ii) Lessee's breach of the terms of any right granted hereunder or applicable restriction.

10. CONFIDENTIALITY

10.1 Confidential Information. By virtue of this Agreement, each party may have access to certain confidential information of the other party ("Confidential Information"). In particular, each party acknowledges, understands and agrees that the terms and provisions of this Agreement, shall constitute Confidential Information for all purposes of this Section 10.1 and of all other terms and provisions of this Agreement, provided that RealD may disclose certain terms of this Agreement that may be required pursuant to any agreements with third parties. Each party agrees to hold the other party's Confidential Information in strict confidence, using the same degree of care it uses with its own confidential information of a similar type (but in no event using less than a reasonable degree of care) and not to publish, disclose or otherwise make available, directly or indirectly, the other party's Confidential Information or any part thereof to any third party, or use the other party's Confidential Information for any purpose other than in accordance with this Agreement, except as required by law or the rules of any stock exchange, or in connection with any litigation, mediation or arbitration between the parties, without the other party's prior written consent. Each party shall disclose Confidential Information on a "need-to-know" basis to employees, officers, directors, agents, legal and financial advisors, actual and prospective sources of financing and acquirers who have signed a non-disclosure agreement or are otherwise subject to confidentiality obligations that protect the disclosing party's Confidential Information, provided such non-disclosure agreement or confidentiality obligations are no less stringent than the terms set forth in this Section 10. Each party shall take all reasonable steps to ensure that the other party's Confidential Information is not disclosed or distributed by the receiving party's agents or employees in violation of the provisions of this Agreement and shall be liable for any such violation. Confidential Information does not include any information that: (i) was in a party's possession or known to such party, without an obligation to keep it confidential; (ii) is or becomes public knowledge other than by disclosure by a party in violation of this Section 10.1; or (iii) is or becomes lawfully available to a party from a source other than the other party, which to such party 's knowledge was not bound by any duty or obligation of confidentiality.

10.2 Exceptions. Either party may disclose Confidential Information of the other party to the extent required by law, regulatory body, national securities exchange, or order of a court of competent jurisdiction, provided that, in such event, the party desiring to disclose Confidential Information shall provide the other party prompt, advance notice of such requirement to allow intervention (and shall cooperate with such party) to contest or minimize the scope of the disclosure (including through application for a protective order).

10.3 Return of Confidential Information. Upon any expiration or termination of this Agreement or upon the request of a party, the other party shall return or destroy, at the disclosing party's option, all Confidential Information of the disclosing party and any copies thereof, including electronic or otherwise non-returnable embodiments of the Confidential Information.

11. TERM AND TERMINATION

11.1 Term. This Agreement shall commence and become effective on the Effective Date and continue until the latest termination date set forth on the Equipment Schedule, unless terminated earlier as provided under this Agreement. The initial term as to a specific Auditorium shall be ten (10) years from the Installation Date for that Auditorium (the "Initial

Term") and shall automatically renew for successive ten (10) year terms ("Renewal Term(s)"), unless a party provides written notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or, thereafter, sixty (60) days prior to the expiration of the then current Renewal Term as to such Auditorium. The Initial Term and any Renewal Term(s) shall be collectively referred to as the "Term".

11.2 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

11.2.1 if any party fails to make any payment due hereunder, within ten (10) days of written notice of failure to make such payment;

11.2.2 a material breach by the other party of any representation or warranty or any of its obligations hereunder, other than a breach of a party's payment obligations which is governed by Section 11.2.1, upon thirty (30) days' prior written notice to the breaching party if such breaching party fails to remedy such breach within such thirty (30) days;

11.2.3 the making of an assignment by a party for the benefit of its creditors or the admission by a party in writing of its inability to pay its debts as they become due, or the filing by a party of a voluntary petition in bankruptcy, or the adjudication of a party as bankrupt or insolvent, or the filing by a party of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of any answer by a party admitting, or the failure by a party to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by a party to, or acquiescence by a party in, the appointment of any trustee, receiver or liquidator of either party or of all or any substantial part of the properties or assets of a party; and

11.2.4 within ninety (90) days after the commencement of any proceedings against a party seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under the federal bankruptcy laws or any similar federal or state statute, law or regulation, such proceedings shall not have been dismissed, or if within ninety (90) days after the appointment without a party's consent or acquiescence of any trustee, custodian, receiver or liquidator for the RealD Systems, such party or any substantial part of a party's assets or properties, such appointment shall not have been vacated.

11.3 Remedies. Upon the occurrence and during the continuation of any Event of Default, the non-defaulting party may, at its option, declare this Agreement to be in default, and may exercise any remedy available to it, at law or in equity, including the remedies below, as such non-defaulting party in its sole and absolute discretion may elect, it being the intention of both parties that all of such remedies are cumulative and will not limit any other rights or remedies a non-defaulting party may have hereunder, at law or in equity:

11.3.1 undertake proceedings, at law or in equity, to recover any and all damages and expenses, including reasonable attorneys' fees and costs, which the non-breaching party will have sustained by reason of such Event of Default or on account of such party 's enforcement of its remedies hereunder; or

11.3.2 terminate this Agreement in its entirety or only with respect to one or more Locations (in which event, if RealD is the party exercising this remedy, it may retake possession of the RealD Systems affected thereby as provided in Section 11.5).

11.4 Effect of Termination. Termination of this Agreement in its entirety or with respect to any Location listed on the Equipment Schedule will not limit either party from pursuing other remedies available to it, including injunctive relief, nor will such termination relieve Lessee's obligation to pay all fees that have accrued or are otherwise owed by Lessee under this Agreement. Sections 1, 2.7, 2.9, 3.1, 3.3.3, 4, 7, 8, 9, 10, this Section 11.4, and Sections 11.5 and 12 and Schedule E will survive termination of this Agreement or any portion of the Equipment Schedule. Upon any termination arising out of Lessee's breach of its payment obligations, RealD will have all the rights of a secured creditor, including, without limitation, the right to repossess the applicable RealD Systems, wherever found, and the right to enter the premises where the applicable RealD System is located and disconnect, render unusable and remove it pursuant to Section 11.5. If this Agreement is terminated with respect to one or more Locations pursuant to Section 11.3.2, then this Agreement shall continue in full force and effect with respect to all other Locations.

11.5 Surrender. Upon the expiration of the Initial Term or a Renewal Term with respect to an Auditorium or earlier termination of this Agreement or termination of this Agreement with respect to a particular Location pursuant to Section 11.3.2, Lessee shall relinquish possession and control of all applicable RealD System(s), including the Equipment and shall have no further right to use such RealD System(s). Upon the expiration of the Initial Term or a Renewal Term with respect to an Auditorium or earlier termination of this Agreement or termination of this Agreement with respect to a particular Location pursuant to Section 11.3.2, RealD shall have the right to retake possession of any or all of the RealD Systems (or any or all RealD Systems at the applicable Location(s) in the event this Agreement is terminated with respect to one or more Locations pursuant to Section 11.3.2), and for such purpose RealD shall have the right to enter upon any premises where any or all of the RealD Systems are located at mutually agreed upon times by RealD and Lessee and remove the same. Any expenses incurred by RealD in removing the RealD Systems shall be paid by RealD unless this Agreement is terminated because of Lessee's breach, in which case any expenses incurred by RealD in removing the RealD Systems shall be paid by Lessee. All removal of RealD Systems will be performed in accordance with the following:

11.5.1 Upon expiration or earlier termination with respect to a single Auditorium and /or Location only, if RealD fails to remove the RealD System within thirty (30) business days of the expiration or earlier termination of the applicable Auditorium and/or Location listed on the Equipment Schedule, Lessee may remove and store such RealD System;

11.5.2 Upon expiration or earlier termination with respect to multiple Auditoriums and/or Locations or the entire Agreement, if RealD fails to remove the RealD System within sixty (60) business days of the expiration or earlier termination of (a) the applicable Auditorium and/or Location listed on the Equipment Schedule, or (b) this Agreement, as applicable, Lessee may remove and store such RealD System.

11.5.3 If RealD fails to reclaim such RealD System within one hundred and eighty (180) business days of expiration or earlier termination of (a) any Auditorium and/or Location listed on the Equipment Schedule or (b) this Agreement, as applicable, Lessee may, upon ten (1 0) business days written notice to RealD, to provide RealD with one last opportunity to remove such RealD System, destroy such RealD System without any further liability or obligation to RealD. This provision shall survive the expiration or earlier termination of this Agreement or the applicable portion of the Equipment Schedule.

12. GENERAL

12.1 Assignment. Neither party may assign or transfer its rights or obligations under this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld; provided, however, that RealD may assign all of its right, title and interest under this Agreement to any (i) person or entity with which RealD is merged or consolidated, or (ii) person or entity that acquires all or substantially all of RealD's assets or equity securities of whatever type. RealD shall give Lessee written notice of any assignment permitted under this Section 12.1. This Agreement shall bind, inure to the benefit of and be enforceable by the successors and permitted assigns hereto.

12.2 Relationship of Parties. The parties to this Agreement are independent contractors, and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. This Agreement does not give either party the power to bind the other or incur obligations on the other's behalf without the other party's prior written consent.

12.3 Counterparts; Facsimile Signatures. This Agreement and any amendment hereto may be executed in counterparts, and by using facsimile and electronic signature pages, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same instrument.

12.4 Compliance with Laws. Lessee shall, at its own expense, procure all necessary approvals, licenses, permits, permissions, waivers, certificates and consents that may be required from any governmental authorities (and any lessees, landlords or other third parties) for the installation and use of the RealD System at the Locations in accordance with the terms of this Agreement.

12.5 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, any breach of Section 2.7, 3.1, 3.3.3, 4, or Section 10 by either party may cause irreparable damage for which recovery of money damages may be inadequate, and that the non-breaching party will therefore be entitled to seek timely injunctive relief from a court of competent jurisdiction to protect such party's rights under this Agreement in addition to any and all remedies available at law.

12.6 Applicable Law; Venue. This Agreement and all disputes arising between the parties will be governed by and construed in accordance with the internal laws of the State of California, excluding that body of law pertaining to conflict of laws. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods or the

Uniform Computer Information Transactions Act shall not apply to this Agreement. Any action or proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts located within Los Angeles County, California, and the parties irrevocably agree to the jurisdiction and venue of such courts for such purposes.

12.7 Notices. All notices, consents, waivers, and other communications intended to have legal effect under this Agreement must be in writing, must be delivered to the other party at the address set forth below by personal delivery, by registered or certified mail (postage pre-paid), by an internationally recognized overnight courier, and will be effective upon receipt (or when delivery is refused). Each party may change its address for receipt of notices by giving notice of the new address to the other party.

RealD:
RealD Inc.
100 N. Crescent Dr., Suite 120
Beverly Hills, CA 90210
Attn: Joseph Peixoto, President, Worldwide Cinema
(310) 385-4029 (phone)
(310) 385-4001 (fax)
jpeixoto@reald.com

with a copy to:

RealD Inc.
100 N. Crescent Dr., Suite 120
Beverly Hills, CA 90210
Attn: Craig Gatarz, EVP and General Counsel
(310) 385-4066 (phone)
(310) 385-4001 (fax)
cgatarz@reald.com

Lessee:	Digital Cinema Destination Corporation 250 East Broad Street Westfield, NJ 07090 Attn: Jeff Butkovsky 908-396-1360 jbutkovsky@digiplexdest.com

12.8 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

12.9 Jointly Drafted; Review by Counsel. The parties have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to review this Agreement with counsel of their choosing. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.10 Entire Agreement; Waiver. This Agreement, together with the Schedules and Equipment Schedule hereto, all of which are hereby incorporated by reference, constitutes the entire agreement of the parties regarding its subject matter. It supersedes all prior or contemporaneous understandings, agreements, or other communications between the parties, oral or written, regarding such subject matter. Neither this Agreement nor the Schedules can be altered, amended or modified except in writing executed by both parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right. Any waiver of any provision of this Agreement must be in writing and executed by the party waiving such provision. If there is a conflict between the provisions of any Schedule, including the Equipment Schedule, and the provisions of this Agreement, the provisions in this Agreement shall control.

12.11 Headings. The captions to the several Sections of this Agreement are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

12.12 Auditorium Closures or Changes. Notwithstanding Section 12.1 above, if at any time during the term of this Agreement, Lessee discontinues operations at any Auditorium where the RealD System is installed (each such Auditorium, a "Closed Auditorium") or elects to move the RealD System from a Closed Auditorium to another auditorium owned and/or operated by Lessee in the Territory, Lessee shall have the option, upon RealD's prior written approval, which such approval shall not be unreasonably withheld, to utilize the RealD System located at the Closed Auditorium in any other auditorium owned and/or operated by Lessee or its Affiliates in the Territory. If Lessee elects to move the RealD System in accordance with the above, Lessee and RealD shall execute an amended Equipment Schedule reflecting the remaining balance of the Term for the Auditorium in which such RealD System was originally installed in accordance with the terms of this Agreement. Lessee shall pay all costs for the installation of the RealD System at the new auditorium pursuant to this Section 12.12. If Lessee does not elect to move the RealD System in accordance with the above, or if RealD rejects Lessee's request to move the RealD System in its reasonable discretion, Lessee shall promptly return the RealD System to RealD. If Lessee returns a RealD System from a Closed Auditorium, Lessee and RealD shall execute an amended Equipment Schedule removing the Closed Auditorium from the Equipment Schedule. For the avoidance of doubt, if Lessee returns a RealD System from a Closed Auditorium pursuant to this Section 12.12, (a) this Agreement shall continue in full force and effect with respect to all other Auditoriums in a Location and (b) if Lessee later installs a RealD System in such Closed Auditorium, Lessee shall again pay RealD the applicable Initial Fees and Admission Based Rental Fees owed to RealD under Section 7 above.

12.13 Location Sales. Notwithstanding Section 12.1 above, if during the term of this Agreement, Lessee or its Affiliates sell, transfer, convey or assign to a third party their respective interest in any Location, Lessee or its Affiliates may transfer each RealD System installed at such Location in such transaction so long as such acquirer or transferee, which acquirer or transferee is approved in writing by RealD (such approval not to be unreasonably withheld), executes and delivers to RealD an agreement in substantially the same form as this Agreement for the remaining Term of the applicable Auditorium(s). Upon such transfer, Lessee shall have no further obligation after the date of such transfer under this Agreement or the Equipment Schedule for such Location, but shall retain all liability for performance of its obligations under this Agreement prior to such transfer.

12.14 References to Time. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business day") shall be interpreted as a reference to a calendar day or number of calendar days. Any and all references to "business day" shall be interpreted as a reference to any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

REALD INC.		Digital Cinema Destination Corporation

By:	/s/ CRAIG GATARZ	By:	/s/ A. DALE MAYO

Name:	CRAIG GATARZ	Name:	A. DALE MAYO

Title:	E.V.P. & GENERAL COUNSEL	Title:	CEO

Date:	3/25/11	Date:	3/22/11

-Signature Page to Leasing Agreement-

Schedule A

RealD System

EQUIPMENT

A.	RealD Cinema System, where applicable

A.1 RealD Cinema System Zscreen

A.2 RealD Cinema system Zscreen control module

A.3 RealD Cinema System Z-Screen Mounting Hardware

B.	RealD Cinema System XL, where applicable

B.1 XL Mounting Kit, where applicable

C.	RealD Cinema System XLW, where applicable

C.1 RealD XL W mounting kit, where applicable

D.	RealD XLS Stereoscopic Projector Lens for Sony 4K Projector, where applicable

SOFTWARE

System Software: The RealD Cinema System Control Module contains embedded software, which is an integral part of the RealD System and is proprietary to RealD.

Image Enhancement Software: The RealD System may include software located in either the digital cinema player server, or in the digital projector, which enhances the viewing of stereoscopic images. This software is proprietary to RealD and, if present, is included as an integral component of the RealD System.

The RealD authorized installers will install configuration files in the projector which are necessary for the 30 projector formats.

GLASSES

The RealD System requires circular polarized glasses, manufactured exclusively for, and distributed by RealD, which glasses will be purchased separately by Lessee from RealD or a third party distributor of Authorized Glasses, as set forth in this Agreement.

-Schedule A-

Schedule B

MARKS

REAL D (US) - Registration No. 3410242

 -- U.S. Application No. 77/776,061

3D SO BELIEVABLE IT'S UNBELIEVABLE-Registration No. 3655937

"REAL D® and any company logos are the trademarks of RealD and are protected by registration in multiple countries. All rights reserved."

REAL D Copyright Notice:

"Copyright © 2011 [or relevant year], RealD Inc. All rights reserved."

-Schedule B-

Schedule C

FORM OF EQUIPMENT SCHEDULE

Equipment Schedule dated as of March 23, 2011 to the RealD System Leasing Agreement, between RealD Inc. and Digital Cinema
Destination Corporation dated as of March 23, 2011 (the "Agreement")

Location (name and address)	Aud.#	Equipment Installed	Serial Number	Installation Date	Initial Term End Date	Renewal Term End Date	Termination Date
Rialto Theatre of Westfield 250 East Broad Street Westfield. NJ 07090	2
Rialto Theatre of Westfield 250 East Broad Street Westfield, NJ 07090	4
Rialto Theatre of Westfield 250 East Broad Street Westfield. NJ 07090	5
Rialto Theatre of Westfield 250 East Broad Street Westfield. NJ 07090	6
Cranford 8 25 North Avenue Cranford, NJ 07016	1
Cranford 8 25 North Avenue Cranford. NJ 07016	5
Bloomfield 8 863 Park Avenue Bloomfield. CT 06002	3
Bloomfield 8 863 Park Avenue Bloomfield, CT 06002	4

-Schedule C-

Bloomfield 8 863 Park Avenue Bloomfield. CT 06002	5
Bloomfield 8 863 Park Avenue Bloomfield, CT 06002	6
Bloomfield 8 863 Park Avenue Bloomfield. CT 06002	7

This Equipment Schedule is executed pursuant to the Agreement. All of the terms and conditions of the Agreement are incorporated herein by reference and made a part hereof as if such terms and conditions were set forth in full in this Equipment Schedule. This Equipment Schedule replaces any previous Equipment Schedule executed by the parties. The parties may add additional Equipment, Auditorium(s), and Location(s) to this Equipment Schedule by adding the applicable information hereto and executing such updated Equipment Schedule as of the applicable Installation Date(s). By executing this Equipment Schedule, Lessee and RealD hereby reaffirm all of the terms, conditions, representations and warranties of the Agreement except as supplemented hereby.

REALD INC.		Digital Cinema Destination Corporation

By:	/s/ CRAIG GATARZ	By:	/s/ A. DALE MAYO

Name:	CRAIG GATARZ	Name:	A. DALE MAYO

Title:	E.V.P. & GENERAL COUNSEL	Title:	CEO

Date:	3/25/11	Date:	3/22/11

Schedule D

APPROVED MANUFACTURERS

(Screens)

Silver Screens Qualified for RealD Cinema Systems
The following screens have been qualified by RealD for use with the RealD Cinema System. This qualification means that RealD has inspected samples and found them to have adequate cosmetic properties and adequate optical performance characteristics to give high quality 3D as well as 2D images in normal cinema use. RealD has not investigated any other features or parameters of these screens. Exhibitors should make sure that these screens meet all of their specific purchasing requirements. Qualified Projection Screens and sales contact information:

Etoniq Screen- SS2400
Sonic Equipment Company (North American Distributor)
900 West Miller Rd, Iola, KS 66749
Sarah Noah, Sales Manager Ph: (800) 365-5701, x101 Email: sarah@sonicequipment.com
MGS Group P/L (Australian Distributor)
8 Ballarat St., Yarraville, VIC
Contact Jennifer: Ph: 03 9362 0597 jennifer@mgsgroup.com
GDC Technology Pte Limited (South East Asia Distributor)
6 Changi South Street 2, Fedex Building, Level 7, Singapore 486349
Dr Liu Qiang Tel: +65 6222 1082 Fax: +65 6222 1089
GDC Technology Limited (Distributor for other Asia Pacific countries)
Unit 1-7, 20th Floor, Kodak House II, 39 Healthy Street East, North Point, Hong Kong
Ms Connie Wong Tel: +852 2523 6851 Fax: +852 2579 1131

Harkness Hall- Spectral 240
Harkness Hall, North America
10 Harkness Blvd, Fredericksburg, VA 22401
Dennis Pacelli, Sales Director Ph: 540-370-1590 or 877-375-8958 Email: dpacelli@harkness
screens.com
Harkness Hall Screens UK
Unit A Norton Road, Stevenage Herts, UK SG1 2BB
Tony Dilley, Sales Manager Ph: 44-1438-725-200 Email: tdilley@harkness-screens.com

Severtson Corporation - SeVision 3D GX
303 S. Alma School Rd, Mesa, AZ 85210
Kirk Severtson, Sales Team Mgr Ph: (480) 610-5155 Email: sales@severtsonscreens.com

Stewart Filmscreen- Silver 3D
1161 W Sepulveda Blvd, Torrance, CA 90502
Hideki Okamoto, Sales Manager Ph: (800) 762-4999 or (310) 784-5300 x120 Email:
hideki@stewartfilm.com

Strong / MDI- Stereoview 3D
1440, Raoul-Charrette, Joliette, PQ, J6E 8S7, Canada
Francois Barrette, General Manager Ph: (450) 755-3795 Email: francois.barrette@strong-
mdicinema.com

Screen Setsubi, Inc
Tokyo Office (Okaichi Building #101), 6-51-3, Higashi-Nippon, Arakawa-ku, Tokyo 116-0014 Japan
Mr. Kazuo Ushida Ph: 81 (0) 3-5810-7653 Email: 3D@screensetsubi.com

-Schedule D-

Exhibit A

Form Agreement

-Exhibit A-